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                                                                    Exhibit 99.1


             Claimsnet.com inc. Analyst and Investor Conference Call
                                November 13, 2001
                     Chaired by Bo W. Lycke with Paul Miller


[BO] Good morning and thank you for joining us for Claimsnet's third quarter 2001 conference call. As usual, our press release with third quarter results was issued early this morning, and we hope to use this conference call to expand upon a number of important points in the release. As always, we welcome your questions and comments following our formal remarks.

         This morning, we will be reviewing the financial and operating results of our third quarter and first nine months of 2001. In addition, we will be discussing the latest round of private financing that was announced on November 7th. We will also be addressing our progress with existing partners and be describing a new strategic step we are making to reach the vast payer market. As mentioned in the second quarter conference call, we consider the payer market to be among our most significant nearer term opportunities and one that we are pursuing vigorously.

         Once again, our chief operating and financial officer, Paul Miller, is joining me this morning. Paul...

[PAUL] Thank you Bo. Good morning to everyone and thank you for joining our call today. We need to begin our call this morning with the following statement.

Since we will be making forward-looking statements in the course of this conference call, we need to make the following Safe Harbor Statement Under the Private Securities Litigation Act 1995 - With the exception of historical information, the matters discussed in this conference call are forward looking statements that involve a number of risks and uncertainties. The actual future results of the Company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to future economic conditions, political events, competitive forces, financial market conditions, regulatory decisions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could prove inaccurate. Further information on the Company's risk factors is contained in the Company's quarterly, annual, and other periodic reports as filed with the Securities and Exchange Commission. And finally, we remind you that we are subject to Regulation FD and, accordingly, are limited in our ability to disclose material non-public information.

[BO] Thanks Paul. Please continue with an overview of our third quarter results.

[PAUL] Gladly. Our claims processing business continues to show solid growth, and we were particularly pleased this morning to report that we had realized significant growth and reached a record number of "accounts" and "physicians on service" at the end of the third quarter 2001. In view of the fact that we have been reporting an upward trend in transactions per physician that we expect to continue, adding physicians to our client base holds the promise of a multiplicative effect on our business. It also suggests that Internet-based transaction processing is moving beyond the "physician innovators" and into the more mainstream market. It is too early to be certain that this is the start of a sustainable trend, but our third quarter growth is heartening.

Here are some of the financial highlights of the third quarter 2001; unless otherwise indicated, percent changes are based on the same period in fiscal 2000:

o As alluded to just a minute ago, the number of physicians on service reached 4,069 at the end of the third quarter, exceeding 4,000 for the first time in Claimsnet's history. This was a 30% increase over the 3,147 at the end of the third quarter 2000 and a 10% increase over the prior quarter. The increase in physicians on service is attributable to both new accounts and the addition of physicians to existing accounts.

o Sticking to the subject of accounts, the number of accounts at the end of the quarter increased by over 20% to 462, as compared with 383 at the end of the third quarter 2000. The number of accounts increased approximately 5% over those at the end of the second quarter 2001.

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o    We processed approximately 1,385,000 claims in the third quarter, which represented a 25% increase over the prior year. The 25% increase was achieved despite an unusual dip in claims during September that we can only assume was related to the September 11th attacks. Our October activity came back up to, and actually exceeded, expected levels so it seems that September was an aberration.

o The number of patient statements processed declined by over 60% to 140,000 from 381,000 in the year earlier quarter, but this decline is actually a positive variance. The decline is the result of our having discontinued service to certain accounts in the intervening period. We determined that while the patient statement business for these accounts was contributing to our total volume, they were not profitable and should be curtailed along with other unprofitable services. This is not a knock on the entire patient statement business, only a case of eliminating several specific situations.

o Supporting our view that the industry adoption rate for electronic services is starting to escalate, our eligibility verification service began to pick up momentum in the third quarter, climbing from a scant 710 transactions in the third quarter 2000, to 3,672 in the third quarter 2001. While still representing a small fraction of our business, we believe that this service will be making a substantial contribution to our business over the next four to six quarters. The increasing activity will be fueled by the rapidly expanding network of payers accepting electronic eligibility requests, a prerequisite for large scale adoption of the service by our client base. The unavailability of data has been the limiting factor in demand for this service and the October 2002 HIPAA deadline for payers directly impacts the data availability issue and turns things in our favor.

o The total number of transactions for the quarter was 1,529,000, a modest 2.7% higher than that of the third quarter 2000. Our client base growth was tempered by the managed decline in patient statement processing and the dip in claims during September.

o Revenues for the third quarter were $242,000, as compared with $483,000 in the third quarter last year. Much of this decline is attributable to the new agreement with McKesson, in which we received over $2.8 million in exchange for the elimination of future fixed payments. Revenues in the third quarter were also impacted by the reduction in patient statement processing. Since patient statements generate higher revenue per transaction on average than that of a claim, the impact of the reduction in transactions was magnified in its impact on revenues. I repeat, however, that even at relatively lofty prices, we found patient statement processing for those particular clients to be unprofitable.

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o    Our expense control program was quite apparent again in the third quarter, as has been the case all year:

     o   Research and development was down 63%

     o   The number of employees was down over 30%

     o   And, sales, general and administrative expenses were down 27%

o Our actual operating loss excluding acquisition-related items declined by over 30% to $1,361,000.

o Since the total operating loss in the third quarter 2000 also included more than $1.7 million in intangible charges related to our acquisition of HealthExchange.com assets, our net loss for the third quarter declined approximately 64%, while our net loss per share declined over 68% to $0.13 vs. $0.41 in the third quarter 2000.

o    Summarizing results for the first nine months of the year:

     o   We processed over 4.5 million transactions, a 15% increase.

     o Total revenues were down slightly to $1,037,000, again as related to the loss of certain revenues from McKesson in the second and third quarter and the reduction in patient statement revenues.

     o Our actual operating loss excluding acquisition-related items declined by over 41% for the period, while our net loss declined 73% after giving effect to approximately $8 million in acquisition related charges in fiscal 2000.

     o   Our loss per share was $0.41 vs. $1.91 in fiscal 2000.

With that, I will turn the call back to you Bo to discuss other aspects of our business.

        [BO] Thank you very much Paul.
        There is very little question in my mind that the road to success begins with survival, as I have been dedicating much of my schedule to the raising of new capital and to finding the very best future opportunities for our business. We were pleased to announce last week that we received a private equity commitment of between about 3 and 3.5 million dollars from a group of private European investors. The minimum commitment of 3 million and 70 thousand dollars will require the issuance of about 1,462,000 shares of common stock and the issuance of preferred stock that will convert into about 2.9 million common shares. This represents a reasonable private stock discount to our recent public share price. The Company will receive $1,470,000 of the funding by the end of the calendar year, and the remainder by the end of the first quarter 2002.



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        I am pleased, in fact honored, to say that with this funding, we have been able to raise between 6.3 and about 6.7 million dollars since the beginning of the year. This, together with our very careful approach to spending, has allowed us to forge ahead with our excellent technology and our partners.

        Now on to our quarterly progress report.

        Over the past few conference calls, I have described our growing interest in serving the needs of the payer market, which includes managed care concerns, insurers and TPAs. These organizations are seeking methods by which to attract new physicians to their networks and to secure those currently on board. They are also looking to reduce costs, but not at the expense of their networks. Internet-based claims processing can play a vital role in securing the physicians to a payer network by providing a very simple way to get paid faster. Our partners offer both a vast distribution channel and complimentary services to our Internet claims processing services. That is our focus in a nutshell, and we are optimistic that the payer will be a better door to the physician than going it alone. With this in mind, I will review some of the key events with our fine partners.

         o Let me begin with QCSI, with whom we have made some important strides forward. Claimsnet is currently preparing to launch a provider campaign with the first of QCSI's payer customers. Together, we will be mounting a direct campaign with the payer promoting Claimsnet's service to their provider network. We feel that the pipeline of interest is building, with at least two additional payers currently reviewing pricing proposals. The requests for demonstrations of the @Qclaims service offering are clearly increasing among QSCI's payer customers.

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         o        Things are also progressing in our relationship with McKesson and, as expected, expanding into the payer market. McKesson has begun to introduce the direct claims submission model to its payer customers. Three joint meetings with payers have been held over the past six to eight weeks, and the results are encouraging.

         o There has been an important shift in our relationship with Passport Health, as Passport has agreed to have Claimsnet provide the sales leadership into their client base. This should help expedite the sale of the joint product. We believe that Passport's client base has an active interest in our claims service and their clients have already endorsed the Internet for other efficient daily uses.

         o Our partnership with Synertech has been enhanced by Synertech's acquisition of the Amisys payer system. The combined entity is developing a marketing strategy that will include Claimsnet's co-branded service offering. We have offered our first demonstration to a payer customer, who has expressed an interest in using the service.

         o On the ProxyMed front, we have begun to service a small number of accounts, while ProxyMed is formulating its sales plans. Meanwhile, Claimsnet is enjoying ProxyMed's clearing house services for some claims. Along with the financial advantages, our customers are particularly pleased with the standardized reports.

In summary, our partner strategy is beginning to mature and produce some successes. Those successes are fueling a growing interest with our partners, which will in turn produce even greater successes. This is exactly the type of self-fueling business model that we envisioned.

Our progress report today would not be complete without mentioning the launch of our direct sales effort to the large-payer market. This is meant to augment our partner-led payer efforts. In this effort, we are identifying new opportunities for both scanning and Internet solutions.

And as part of this effort, we have released our new web site at www.claimsnet.com, which emphasizes not only our growing menu of Claimsnet services, but also the wide array of health industry constituents that we are serving.


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In summary, we have been very busy in both survival and progressive efforts. We are increasingly convinced of the importance of our mission and the value of our technology to the health care industry.

We genuinely appreciate your support, and welcome your questions, comments and suggestions. With that I will turn this call over to you.

                          [QUESTION AND ANSWER SESSION]

Again, let me thank you for giving us the opportunity to talk about Claimsnet and for your abiding interest in our Company. Good day.